Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Eternity Healthcare Inc. (the “Company”) of our report dated August 6, 2018 related to the consolidated financial statements of the Company as of and for the year ended April 30, 2018 included in the Company’s Annual Report on Form 10-K for the year ended April 30, 2018.

/s/ Marcum Bernstein & Pinchuk LLC

New York, NY

Dated: October 31, 2018